INTERNET SERVICES AGREEMENT

THIS AGREEMENT is made the 1st day of Feburary 2004

BETWEEN

A.	NEX CONNECTIVITY SOLUTIONS INC., a Canadian corporation having its registered offices at 3639 Garibaldi Drive, North Vancouver, British Columbia, Canada V7H 2W2

(hereinafter referred to as "Nex");

AND

B.	Global Gateway Corp (dba Empire Landmark), a British Columbia corporation having its registered offices at 1400 Robson Street, Vancouver, BC, Canada

(hereinafter referred to as "the Hotel").

RECITALS

1.
Nex is involved in the business of designing, installing, owning and operating high speed Internet access networks and is experienced with other telecommunications and Internet related technologies and services including wireless and wireline network applications, and voice-over Internet protocol (“VOIP“), wireless data transmission and power line telecommunications.

2.	The Hotel operates Empire Landmark Hotel, which is a hotel property physically situated at 1400 Robson Street, Vancouver, British Columbia, Canada (the “Hotel Premises”).

3.
The Hotel wishes to have a high speed Internet access network supporting wireless applications installed and operated in the Hotel Premises in order to provide high speed Internet access and related services for the use of its guests and others.

4.	The parties have agreed that the terms and conditions of this agreement shall govern their respective rights and obligations.

ACCORDINGLY, IT IS HEREBY AGREED AS FOLLOWS:

1.

INTERPRETATION

Where used in this Agreement, each of the words and phrases set out below shall have the following meanings:

‘Affiliate’ shall mean, with respect to any party hereto, any corporation which is directly or indirectly controlled by such party, and any corporation controlling any party hereto.

'Client Information' shall mean the identity of the Hotel's clients and guests, information about the Hotel's clients and guests, and information provided by the Hotel's clients or guests to Nex;

'Confidential Information' shall mean any documentation or information marked as confidential and all know-how, ideas, concepts, company structures, details of parties and contractors, financial modelling, technology, business plans, Client Information, business opportunities, financial information, cash flows, budgets, research and development, techniques, processes, personnel information, policies, business connections, transactions, marketing and commercial knowledge relating to or developed by or in connection with either party. Apart from the fact of the existence of this Agreement, all details related to the business deal between the parties and the specific provisions of this Agreement are herewith deemed to be Confidential Information.

2.	INSTALLATION AND COMMISSIONING OF THE SYSTEM

2.1
Nex has agreed to install and commission at its own cost a high speed Internet access network (the “System”) on the Hotel Premises that, without intending to limit the generality of the foregoing or the initial or future services provided in combination with said System, will be suited to providing high speed Internet access via wireless access points. The System is intended to service guest rooms, meeting and convention facilities, food and beverage outlets and other areas within the Hotel Premises as agreed with the Hotel. Initially the System will service all rooms on the 34th to the 40th floor of the Hotel Premises and wireless enable the lobby and meeting room areas. The system will also include Internet access to the Hotel back office. Future expansion of the System will be as agreed between the parties and will be dependent upon actual demand and the profitability of same.

2.2
The Hotel is to provide at its own cost the relevant power supply outlets and an external, leased-line broadband Internet connection, to Nex’s specifications, as required for the proper functioning of the System. In respect of these items only, the Hotel will pay any initial installation expenditures and all ongoing charges thereafter.

2.3
It is the parties intent that the initial System to be provided by Nex will be installed and fully commissioned on or before March 31st 2004 (the”Operational Date”). It is understood that Nex and the Hotel will be relying upon a third-party, wide-area network service provider, to install to Nex’s specifications at the Hotel Premises, a fully-functioning, commercial-use, leased line, broadband Internet connection which is external to and required for the proper functioning of the System. It is agreed between the parties that the Operational Date is subject to the external broadband Internet connection being fully functional on or before March 1st, 2004. The parties further agree that the deadline for the Operational Date will be extended, day-for-day, for any delays in the installation and full-functioning to Nex’s specifications of the external broadband Internet connection.

3.	BETA TEST PERIOD

3.1
Beta testing of the System will be conducted over a one (1) month period (the “Beta Test Period”) after the Operational Date. During the Beta Test Period, hotel guests and others as the Hotel and Nex shall determine will not be charged for the use of the System.

3.2
During the Beta Test Period, Nex and the Hotel will jointly review the functioning and administration of the System on a weekly basis to ensure the quality of service to hotel guests and to resolve any issues which may arise during this period (the “Beta Test Quality of Service Reviews”).

3.3
During installation and commissioning and the Beta Test Period thereafter, Nex representatives will be at the Hotel Premises to conduct necessary System monitoring and testing. During this time the Hotel will provide Nex the use of a dedicated room suited to these purposes.

3.4
At the conclusion of the Beta Test Period as defined above, and subject to resolving by a mutually agreed date such issues, if any, as may be identified in the Beta Test Quality of Service Reviews, the System will be deemed fully implemented (“Full Implementation”).

4.	SUPPORT SERVICES AND TRAINING

4.1
After Full Implementation, Nex will carry out ongoing technical support and servicing for the System (the “Support Services”). The Hotel will make available to Nex a suitable dedicated area in the hotel to enable Nex to provide the Support Services.

4.2
A dedicated support line manned by Nex personnel will be available to Hotel staff and guests of the Hotel to call for assistance when required. In the event a problem cannot be resolved over the phone, Nex personnel will arrange with the staff or guest of the hotel to come on-site to resolve the problem. On-site response times for assisting guest connections will typically be 90 minutes. In event of a network outage, Nex personnel will be deployed on-site immediately and should be on premises within the hour.

4.3
Nex will provide periodic training at the Hotel Premises to front desk, reservations, information technology and other staff as designated by the Hotel to support familiarization of Hotel staff with the System and Support Services, ongoing marketing efforts, and to facilitate all other aspects of joint System and Support Services administration.

4.4
On a quarterly basis or on such other schedule as may be mutually agreed after Full Implementation, Nex and the Hotel will jointly review the functioning and administration of the Systems and Support Services to ensure the quality of service to hotel guests and others, the effectiveness of marketing efforts and to resolve any issues which may arise in this regard. (the “Quality of Service Reviews”).

5.	EXPENSES Each party agrees to bear its own costs and expenses including legal fees arising from the preparation and execution of this agreement.

6.	REVENUE DISTRIBUTIONS

6.1
Revenue shall mean all payments received by the Hotel or Nex for use of the System in a given period, after providing for any necessary refunds. The parties shall share the Revenue as follows – 85% to Nex and 15% to the Hotel.

6.2
At the time of Full Implementation, user access and the billing for same will be administered through a pre-paid card system utilizing cards provided by Nex that will be issued by the Hotel. Future System enhancements may provide for alternative user authentication and payment methods, possibly including on-line credit card processing and/or integration of the System with the guest room-billing functions of the Hotel property’s internal property management system.

6.3
For ongoing accounting and audit purposes and to facilitate related management reporting and control, reports on System utilization and any Revenue receipts received by Nex, detailed by individual user/pre-paid card, will be provided by Nex to the Hotel. Similarly for ongoing accounting and audit purposes and to facilitate related management reporting and control, reports on Revenue receipts received by the Hotel, detailed by individual user/pre-paid card, will be provided by the Hotel to Nex.

	6.4	Accounting and settlement activities between the parties will be completed monthly and will take place within 7 business days of the last day of the month.

6.5
The initial rates for services provided by Nex are as provided in Appendix 1: Schedule of Services and Fees. Nex and the Hotel will periodically agree on the amount or amounts that System users are to be charged, taking into account prevailing market conditions and the objectives of building System usage and revenues. Nothwithstanding this undertaking to agree, it is acknowledged by the parties that Nex may find it uneconomic to operate the System and provide the Support Services as agreed. Should such a situation arise and prevail for six months or more in spite of the best efforts of the parties to remedy same, Nex can then terminate this agreement and remove its assets as provided in paragraph 11. If Nex terminates this agreement less than three years from the start of operations, Nex will transfer the equipment and assets installed to the Hotel at no cost, such that the Hotel can continue operations without any disruption to service.

6.6
Nex and the Hotel will periodically agree on the process of handling user complaints. Such process will have the principle objective of preserving the customer relationship while at the same time providing an adequate written audit trail to support any refunds or other accommodations granted to a user that would affect the Revenue amount above, and/or the accounting and settlement activities related thereto.

7.	DISCLOSURES AND PUBLICITY

	7.1	Neither party shall issue any press release or make any public announcement using the names, marks or identifiers of the other party without the other party's prior written consent.

8.	PROTECTION OF CONFIDENTIAL INFORMATION

	8.1	Except as required by law, each party shall:

		(a)	preserve the confidential nature of any Confidential Information of the other party that it may receive;

(b)
on termination or expiry of this agreement, surrender to the other party all Confidential Information of the other party including copies or duplicates of, or notes or memoranda concerning, the Confidential Information of that other party or any part of it in its possession, power or control at that time;

(c)
not disclose, or cause or allow to be disclosed, directly or indirectly the Confidential Information of the other party or any part of it to any person not authorised to receive it, other than to its professional advisors, shareholders, employees, agents or contractors or investors requiring the information for the purposes of evaluating or implementing the System and Support Services, or to otherwise perform the duties and obligations contemplated in this Agreement, in which instance the party so disclosing will ensure that such persons are subject to confidentiality obligations consistent with those imposed on the parties to this agreement;

(d)
not copy or duplicate or use the Confidential Information of the other party or any part of it otherwise than for the purpose of evaluating or implementing the System and Support Services, or to otherwise perform the duties and obligations contemplated in this Agreement; and

(e)
not use any Confidential Information for any purpose other than evaluating or implementing the System and Support Services, or to otherwise perform the duties and obligations contemplated in this Agreement, unless the other party gives its prior written consent or agreement, in relation to any part of the Confidential Information which is confidential to that other party.

PROVIDED that this obligation shall not apply to information which:

		(a)	is in or enters the public domain other than as a result of a breach of this agreement;

		(b)	is disclosed by a third party with the prior written consent of both parties;

		(c)	a party establishes was already known to it before discussions with the other party and is not otherwise subject to any restriction; or

		(d)	is required to be disclosed under any applicable law or statutory requirement.

8.2
Nex, its employees, servants or agents shall not disclose, or cause or allow to be disclosed, directly or indirectly any Client Information which they obtain or to which they are exposed to, or any part of it, to any other person including, but not limited to any other fellow employee except as absolutely necessary in evaluating or implementing the System and Support Services, or to otherwise perform the duties and obligations contemplated in this Agreement.

	8.3	The provisions in this Agreement regarding Confidential Information and Client Information shall survive termination and are severable for that purpose.

9.

CONTRACT TERM AND RENEWAL

This Agreement terminates at 12:00 midnight on the day that is five (5) years after the date of Full Implementation (the “Termination Date”). Prior to the Termination Date either party shall advise the other of their intention to renew (upon the such terms and conditions as may be suitable at the time) or to not renew as the case may be, by giving formal written notice at least six (6) months prior to the Termination Date in order to provide for a suitable period for necessary contract negotiations or, alternatively, in order to provide for an orderly transition in service.

10.

DEFAULT

If at any time either party is in default of any provision in this Agreement (the “Defaulting Party”), the other party (the “Other Party”) may terminate this Agreement, but only if the Other Party:

	(a)	Shall have first given to the Defaulting Party a written notice of default containing particulars of the obligation which the Defaulting Party has not performed or breached; and

(b)
The Defaulting Party has not, within 30 days following delivery of such written notice of default, cured such default or commenced proceedings to cure such default by appropriate performance within a reasonable period of time. The Defaulting Party hereby agrees that, if it commences action to cure any such default, it will act forthwith and without any undue delay.

Should the Defaulting Party fail to comply as provided above, the Other Party may thereafter terminate this Agreement in accordance with the termination provision herein.

11.

TERMINATION

Pursuant to the provisions herein regarding default and dispute resolution, a party may terminate this Agreement by serving on the other party a written notice providing 60 days advance notice of termination. Upon termination of this Agreement, Nex shall be entitled to remove from the Hotel Premises all System equipment and any other of Nex’s assets required for the proper functioning of the System or provision of the Support Services, including without intending to limit the generality of the foregoing, operations manuals, servicing and other equipment, and any Nex produced marketing materials situated on the Hotel Premises pursuant to this Agreement . The Hotel shall grant Nex, its employees, servants or agents reasonable access to all such assets located on the Hotel Premises. If Nex terminates this agreement before March 1 2007, the Hotel will be entitled to keep all System equipment and associated assets installed in the premises at no additional cost to the Hotel.

12.

NO ASSIGNMENT

The parties hereto shall not assign their rights and obligations hereunder to any third party without the prior written consent of the other party. Provided however that either party may sell, transfer or otherwise dispose of the whole or any of their rights and obligations hereunder to any of their Affiliates without restriction so long as the Affiliate will likewise be bound by and have the benefit of the provisions of this Agreement

13.

DISPUTE RESOLUTION

All disputes between the parties arising under this Agreement, which the parties are unable to resolve between themselves within 30 days, will be resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre ("BCICAC") by a sole arbitrator subject to the following:

(a)     Any party may refer any dispute to arbitration by notice to the other and, within 30 days after receipt of such notice, the parties will endeavor to agree on the appointment of a sole arbitrator, who will be capable of commencing the arbitration within 21 days of his appointment. In the event that the parties are unable to agree on an arbitrator, the parties agree to be bound by the rules of the BCICAC providing for the appointment of a sole arbitrator. The arbitrator will be an individual who by a combination of education and experience is competent to adjudicate the matter in dispute and who has indicated his willingness and ability to act as arbitrator

(b) The decision of the arbitrator will be final and binding upon each of the parties and will not be subject to appeal or judicial review.

14.	LAWS APPLICABLE This agreement shall be governed and construed in accordance with the laws of British Columbia, Canada.

15.

FORCE MAJEURE

If the performance of the contract or any obligation under it is prevented, restricted or interfered with by reason of circumstances beyond the reasonable control of the party obliged to perform it, the party so affected upon giving prompt notice to the other party shall be excused from performance to the extent of the prevention, restriction or interference, but the party so affected shall use its best efforts to avoid or remove such causes of non-performance and shall continue performance under the contract with the utmost despatch whenever such causes are removed or diminished.

16.

NOTICE

Unless otherwise specified herein, any notice required to be given hereunder by any party shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail, telexed or telegraphed to, or delivered at the address of the other party as hereinafter set forth, or at such other address as the parties may from time to time direct in writing, and any such notice shall be deemed to have been received, if mailed, telefaxed or telegraphed, three (3) business days after the date of mailing, faxing or telegraphing, and if delivered, upon the date of delivery. If normal mail service, telex service or telegraph service is interrupted by strike, slowdown, force majeure or other cause, a notice sent by the impaired means of communication will not be deemed to be received until actually received and the Party sending the notice shall utilize any other such services which have not been interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

If to Nex Connectivity Solutions Inc., at its registered offices located at 3639 Garibaldi Drive, North Vancouver, British Columbia, Canada, V7H 2W2, Attention: President

with a copy to its Operations Office located at 850 West Pender Street, Suite 1250, Vancouver, BC, Attention: User Support Manager

If to Global Gateway Corp, at its registered offices located at 1400 Robson Street Vancouver, BC, Canada, Attention:Controller

with a copy to the General Manager

17.	HEADINGS The headings contained this Agreement are inserted for convenience only and shall not affect the construction hereof.

18.

SEVERABILITY OF PROVISIONS

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in whole or in part, in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

19.

ENTIRE AGREEMENT

The provisions herein constitute the entire agreement between the parties and supersedes all previous expectations, understandings, communications, representations and agreements whether verbal or written between them with respect to the subject matter hereof.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

NEX CONNECTIVITY SOLUTIONS INC.

Per:	/s/ Joseph Bowes
Authorized Signatory

Name:	Joseph Bowes
Title:	President

Global Gateway Corp (Empire Landmark Hotel).

Per:	/s/ Peter Lui
Authorized Signatory

Name:	Peter Lui
Title:	Controller

     APPENDIX 1

INTERNET SERVICES AGREEMENT

Schedule of Services and Fees

Services	Fees

24 hour high speed Internet service	$13.00